Exhibit 99.1

SharkNinja Reports First Quarter 2026 Results

Raises Fiscal Year 2026 Outlook on Key Metrics

NEEDHAM, Massachusetts, May 6, 2026 – SharkNinja, Inc. (“SharkNinja” or the “Company”) (NYSE: SN), a global product design and technology company, today announced its financial results for the first quarter ended March 31, 2026.

Highlights for the First Quarter 2026 as compared to the First Quarter 2025

•Net sales increased 15.6% to $1,412.8 million.
•Gross margin and Adjusted Gross Margin decreased 10 and 100 basis points, respectively.
•Net income increased 3.1% to $121.5 million. Adjusted Net Income increased 25.1% to $154.8 million
•Adjusted EBITDA increased 17.5% to $235.4 million, or 16.7% of net sales.

Mark Barrocas, Chief Executive Officer, commented, “SharkNinja’s momentum has continued into 2026, with Q1 results delivering 15.6% net sales growth that reflects both strength and steadiness in execution. Our three-pillar growth strategy continues to drive substantial market share gains across our expanding portfolio, as we innovate in new categories, capture share in existing segments, and accelerate our global footprint with International growth of 31.6%. The strength of our diversified portfolio was evident, highlighted by the outstanding 40.8% growth in Beauty and Home Environment Appliances driven by our skincare innovations, and the continued success of Ninja Luxe Café and Ninja Crispi in Cooking and Beverage. Our disciplined execution enabled us to deliver Adjusted EBITDA growth of 17.5%, marking our fourth consecutive quarter of leverage in Adjusted Operating Expenses as a percentage of net sales. Even as the broader market categories we compete in faced year-over-year weakness in Q1, SharkNinja delivered our 12th consecutive quarter of double-digit organic net sales growth, underscoring the power of our differentiated culture and how it allows us to navigate an unpredictable macro environment. With our proven innovation engine, expanding omni-channel presence worldwide, and unwavering commitment to solving consumer problems with 5-star products, we are confident in our ability to continue delivering strong, profitable growth.”

Three Months Ended March 31, 2026

Net sales increased 15.6% to $1,412.8 million, compared to $1,222.6 million in the prior year quarter, or 12.7% on a constant currency basis. The increase in net sales resulted from growth in Cleaning Appliances, Cooking and Beverage Appliances, and Beauty and Home Environment Appliances.

•Cleaning Appliances net sales increased by $75.1 million, or 17.0%, to $516.6 million, compared to $441.4 million in the prior year quarter, driven by the carpet extractor and corded vacuums sub-categories.

•Cooking and Beverage Appliances net sales increased by $68.7 million, or 19.8%, to $414.6 million, compared to $345.9 million in the prior year quarter, driven by sales of our Ninja Luxe Café espresso machine and the strength of Ninja Crispi.

•Food Preparation Appliances net sales decreased by $9.9 million, or 3.3%, to $287.5 million, compared to $297.4 million in the prior year quarter, driven by declines in our frozen drinks sub-category, partially offset by strong growth in our blending sub-category.

•Beauty and Home Environment Appliances net sales increased by $56.3 million, or 40.8%, to $194.1 million, compared to $137.9 million in the prior year quarter, primarily driven by continued strength of our skincare product portfolio.

Geographically, Domestic net sales increased by $70.9 million, or 8.4%, for the three months ended March 31, 2026 compared to the three months ended March 31, 2025. This increase was driven by growth within existing categories and the success of new product categories. International net sales increased by $119.3 million, or 31.6%, for the three months ended March 31, 2026 compared to the three months ended March 31, 2025. This increase was driven by continued global expansion and the successful introduction of existing product categories into new international markets.

Gross profit increased 15.2% to $695.0 million, or 49.2% of net sales, compared to $603.2 million, or 49.3% of net sales, in the prior year quarter. Adjusted Gross Profit increased 13.4% to $695.5 million, or 49.2% of net sales, compared to $613.4 million, or 50.2% of net sales, in the prior year quarter. The decrease in gross margin and Adjusted Gross Margin of 10 and 100 basis points, respectively, was primarily driven by the cost pressures related to tariffs in the U.S. market, partially offset by cost optimization efforts, favorable shifts in our categories and channels, and a decline in the amounts owed under a contractual sourcing service fee paid to JS Global for supply chain services, which ended July 31, 2025.

Research and development expenses increased 12.9% to $98.9 million, or 7.0% of net sales, compared to $87.6 million, or 7.2% of net sales, in the prior year quarter. This increase was primarily driven by an increase of $4.5 million in prototypes and testing costs, incremental personnel-related expenses of $2.2 million driven by increased headcount to support new product categories and new market expansion, an increase of $1.9 million in professional and consulting fees, and an increase of $1.3 million in technology costs associated with cloud computing solutions.

Sales and marketing expenses increased 14.4% to $315.3 million, or 22.3% of net sales, compared to $275.7 million, or 22.5% of net sales, in the prior year quarter. This increase was primarily attributable to increases of $16.6 million in delivery and distribution costs, driven by higher volumes and changes in product mix, $8.9 million in personnel-related expenses to support new product launches and new markets, and $8.2 million in advertising-related expenses.

General and administrative expenses increased 22.4% to $116.2 million, or 8.2% of net sales, compared to $94.9 million, or 7.7% of net sales, in the prior year quarter. This increase was driven by an increase of $20.9 million in personnel-related expenses, primarily due to a $13.2 million increase in share-based compensation, as well as an increase of $2.6 million in legal fees. These were partially offset by a decrease of $2.8 million in technology costs.

Operating income increased 13.5% to $164.5 million, or 11.7% of net sales, compared to $144.9 million, or 11.9% of net sales, during the prior year quarter. Adjusted Operating Income increased 16.1% to $200.9 million, or 14.2% of net sales, compared to $173.0 million, or 14.2% of net sales, in the prior year quarter.

Net income increased 3.1% to $121.5 million, or 8.6% of net sales, compared to $117.8 million, or 9.6% of net sales, in the prior year quarter. Net income per diluted share increased 2.4% to $0.85, compared to $0.83 in the prior year quarter.

Adjusted Net Income increased 25.1% to $154.8 million, or 11.0% of net sales, compared to $123.8 million, or 10.1% of net sales, in the prior year quarter. Adjusted Net Income per diluted share increased 25.3% to $1.09, compared to $0.87 in the prior year quarter.

Adjusted EBITDA increased 17.5% to $235.4 million, or 16.7% of net sales, compared to $200.4 million, or 16.4% of net sales in the prior year quarter.

Balance Sheet and Cash Flow Highlights

As of March 31, 2026, the Company had cash and cash equivalents of $511.8 million and available capacity under its revolving credit facility of $489.1 million. Total debt, excluding unamortized deferred financing costs, was $729.0 million.

Inventories as of March 31, 2026 increased 3.2% to $1,034.6 million, compared to $1,002.2 million as of December 31, 2025.

Fiscal 2026 Outlook

For fiscal year 2026, SharkNinja expects:

•Net sales to increase 11.5% to 12.5% compared to the prior year (above the prior expectation of 10.0% to 11.0%).

•Adjusted Net Income per diluted share between $6.00 and $6.10, reflecting a 13.6% to 15.5% increase compared to the prior year (above the prior expectation of between $5.90 and $6.00, reflecting a 11.7% to 13.6% increase).

•Adjusted EBITDA between $1,290 million and $1,300 million, reflecting a 13.5% to 14.5% increase compared to the prior year (above the prior expectation of between $1,270 million and $1,280 million, reflecting a 11.8% to 12.7% increase).

•A GAAP effective tax rate of approximately 22.0% to 23.0%.

•Diluted weighted average shares outstanding of approximately 143.0 million.

•Capital expenditures in the range of $190 million to $210 million primarily to support investments in new product launches and technology.

Uncertainty and instability of the current operating environment, geopolitical landscape, and global economies, including changes in tariff rates, could affect this outlook and our future results.

Conference Call Details

A conference call to discuss the first quarter 2026 financial results is scheduled for today, May 6, 2026, at 8:30 a.m. Eastern Time. A live audio webcast of the conference call will be available online at http://ir.sharkninja.com. Investors and analysts interested in participating in the live call are invited to dial 1-800-715-9871 or 1-646-307-1963 and enter confirmation code 2772615. The webcast will be archived and available for replay.

About SharkNinja

SharkNinja is a global product design and technology company, with a diversified portfolio of 5-star rated lifestyle solutions that positively impact people’s lives in homes around the world. Powered by two trusted, global brands, Shark and Ninja, the company has a proven track record of bringing disruptive innovation to market, and developing one consumer product after another has allowed SharkNinja to enter multiple product categories, driving significant growth and market share gains. Headquartered in Needham, Massachusetts with more than 4,000 associates, the company’s products are sold at key retailers, online and offline, and through distributors around the world. For more information, please visit sharkninja.com.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our future business, financial condition, results of operations and prospects and fiscal 2026 outlook. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, which you should consider and read carefully, including but not limited to risks related to: our ability to maintain and strengthen our brands to generate and maintain ongoing demand for our products; our ability to commercialize a continuing stream of new products and line extensions; our ability to manage our future growth effectively; the level of consumer spending on our products; our ability to penetrate and expand into new markets; our ability to maintain product safety, quality and performance; highly competitive markets; our reliance on suppliers; our ability to timely and effectively obtain shipments of products from our suppliers and deliver products to our retailers, consumers and distributors; our ability to maintain existing consumers and attract new consumers; our ability to expand our DTC sales channel; our significant international operations; our ability to accurately forecast demand and manage product inventory; inflation, changes in the cost or availability of raw materials, energy, transportation and other necessary supplies and services; our reliance on our retailers and distributors; use of social media and influencers; financial difficulties; operational risks; our products being counterfeited or imitated in the market; payment-related risks; the failure of any bank in which we deposit our funds; seasonal and quarterly variations; conflicts with our retailers; our ability to generate anticipated cost savings, successfully implement our strategies or efficiently manage our supply chain and manufacturing processes; potential acquisitions of or investments in other companies; our ability to meet demand and store inventory; our dependence on highly skilled personnel; intellectual property, information technology and data privacy; our legal, tax, and regulatory environment, including significant changes to U.S. trade policies that restrict imports or increase import tariffs; our indebtedness; changes in credit markets and decisions made by credit providers; currency exchange rate fluctuations; our dependence on cash generated from our operations to support our growth; future financing activities; our critical accounting policies; our goodwill, other intangible assets or fixed assets; divestitures and product category exits; our status as a holding company; the separation and distribution from JS Global; the active trading market for our ordinary shares; substantial shares of our ordinary shares; our limited history as a stand-alone public company; the requirements of being a public company; our internal control over financial reporting; our transition to a U.S. domestic reporting company; our significant shareholder Mr. Wang; the limited experience of our management team in managing a U.S. public company; risks related to our Memorandum and Articles of Association; risks under the laws of the Cayman Islands; claims for indemnification; and dividends on our ordinary shares.

This list of factors should not be construed as exhaustive and should be read in conjunction with those described in our Annual Report on Form 10-K filed with the SEC under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we make with the SEC. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release, and our future levels of activity and performance, may not occur and actual results could differ materially and adversely from those described or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that this information provides a reasonable basis for these statements, this information may be limited or incomplete. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. We qualify all of our forward-looking statements by the cautionary statements contained in this press release.

Contacts
Investor Relations:
James Lamb, CFA
SVP, Investor Relations & Treasury
IR@sharkninja.com

Anna Kate Heller
ICR
SharkNinja@icrinc.com

Media Relations:
Jason Schlossberg
SVP, Chief Communications Officer
PR@sharkninja.com

SHARKNINJA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)
	As of
	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$511,774	$777,289
Accounts receivable, net	1,475,606	1,667,143
Inventories	1,034,582	1,002,205
Prepaid expenses and other current assets	239,761	164,628
Total current assets	3,261,723	3,611,265
Property and equipment, net	243,083	232,226
Operating lease right-of-use assets	136,693	142,487
Intangible assets, net	449,309	451,137
Goodwill	834,781	834,781
Deferred tax assets	20,433	10,706
Other assets, noncurrent	72,240	66,832
Total assets	$5,018,262	$5,349,434
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$583,484	$679,534
Accrued expenses and other current liabilities	684,294	1,016,645
Tax payable	65,336	38,092
Debt, current	39,344	39,344
Total current liabilities	1,372,458	1,773,615
Debt, noncurrent	686,959	696,795
Operating lease liabilities, noncurrent	134,563	140,981
Deferred tax liabilities	15,920	16,252
Other liabilities, noncurrent	45,272	45,580
Total liabilities	2,255,172	2,673,223
Shareholders’ equity:
Ordinary shares, $0.0001 par value per share; 1,000,000,000 shares authorized; 141,902,856 shares issued and 141,709,721 shares outstanding as of March 31, 2026; 141,158,026 shares issued and outstanding as of December 31, 2025	14	14
Additional paid-in capital	1,035,237	1,045,504
Treasury shares, at cost; 193,135 shares and 0 shares as of March 31, 2026 and December 31, 2025, respectively	(19,999)	—
Retained earnings	1,731,860	1,610,398
Accumulated other comprehensive income (loss)	15,978	20,295
Total shareholders’ equity	2,763,090	2,676,211
Total liabilities and shareholders’ equity	$5,018,262	$5,349,434

SHARKNINJA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net sales(1)(2)	$1,412,806	$1,222,638
Cost of sales	717,838	619,412
Gross profit	694,968	603,226
Operating expenses:
Research and development	98,883	87,603
Sales and marketing	315,338	275,737
General and administrative	116,222	94,940
Total operating expenses	530,443	458,280
Operating income	164,525	144,946
Interest expense, net	(6,607)	(12,629)
Other (expense) income, net	(10,336)	13,216
Income before income taxes	147,582	145,533
Provision for income taxes	26,120	27,698
Net income	$121,462	$117,835
Net income per share, basic	$0.86	$0.84
Net income per share, diluted	$0.85	$0.83
Weighted-average number of shares used in computing net income per share, basic	141,396,491	140,622,029
Weighted-average number of shares used in computing net income per share, diluted	142,358,711	142,183,430

(1) Net sales in our product categories were as follows:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Cleaning Appliances	$516,550	$441,424
Cooking and Beverage Appliances	414,590	345,937
Food Preparation Appliances	287,531	297,392
Beauty and Home Environment Appliances	194,135	137,885
Total net sales	$1,412,806	$1,222,638

(2) Net sales by region, based on the billing address of customers were as follows:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Domestic(a)	$915,991	$845,088
International(b)	496,815	377,550
Total net sales	$1,412,806	$1,222,638

(a) Domestic consists of net sales in the United States and Canada. Net sales from the United States represented 60.8% and 63.6% of total net sales for the three months ended March 31, 2026 and 2025, respectively.
(b) International consists of net sales in markets outside the United States and Canada. Net sales from the United Kingdom represented 15.5% and 15.2% of total net sales for the three months ended March 31, 2026 and 2025, respectively.

SHARKNINJA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$121,462	$117,835
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	38,447	31,946
Share-based compensation	30,309	11,550
Provision for credit losses	300	3,178
Provision for excess and obsolete inventory	(3,917)	387
Non-cash lease expense	5,456	4,993
Deferred income taxes, net	(10,059)	(9,211)
Other	499	483
Changes in operating assets and liabilities:
Accounts receivable	182,177	237,353
Inventories	(34,446)	(62,850)
Prepaid expenses and other assets	(75,133)	(62,900)
Accounts payable	(97,332)	(156,116)
Tax payable	27,244	33,939
Operating lease liabilities	(5,509)	(894)
Accrued expenses and other liabilities	(335,778)	(204,549)
Net cash used in operating activities	(156,280)	(54,856)
Cash flows from investing activities:
Purchase of property and equipment	(33,917)	(32,661)
Purchase of intangible asset	(4,437)	(2,836)
Capitalized internal-use software development	—	(1,312)
Net cash used in investing activities	(38,354)	(36,809)
Cash flows from financing activities:
Repayment of debt	(10,125)	(10,125)
Net ordinary shares withheld for taxes upon issuance of restricted share units	(48,675)	(48,449)
Proceeds from shares issued under employee share purchase plan	8,099	7,425
Repurchase of ordinary shares	(18,461)	—
Net cash used in financing activities	(69,162)	(51,149)
Effect of exchange rates changes on cash	(1,719)	3,841
Net decrease in cash and cash equivalents	(265,515)	(138,973)
Cash and cash equivalents at beginning of period	777,289	363,669
Cash and cash equivalents at end of period	$511,774	$224,696

Non-GAAP Financial Measures

In addition to the measures presented in our condensed consolidated financial statements, we regularly review other financial measures, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts, and make strategic decisions.

The key non-GAAP financial measures we consider are Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income Per Share, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Effective Tax Rate. These non-GAAP financial measures are used by both management and our Board, together with comparable GAAP information, in evaluating our current performance and planning our future business activities. These non-GAAP financial measures provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and/or which management considers to be unrelated to our core operations, as well as the cost of sales from (i) inventory markups that are being eliminated as a result of the transition of certain product procurement functions from a subsidiary of JS Global to SharkNinja concurrently with the separation and (ii) costs related to the transitional Sourcing Services Agreement with JS Global that was entered into in connection with the separation (collectively, the “Product Procurement Adjustment”). Management believes that tracking and presenting these non-GAAP financial measures provides management and the investment community with valuable insight into our ongoing core operations, our ability to generate cash and the underlying business trends that are affecting our performance. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry and to better understand and interpret the results of the ongoing business following the separation and distribution. These non-GAAP financial measures should not be viewed as a substitute for our financial results calculated in accordance with GAAP and you are cautioned that other companies may define these non-GAAP financial measures differently.

SharkNinja does not provide a reconciliation of forward-looking Adjusted Net Income and Adjusted EBITDA to GAAP net income because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliations, including, in particular, the realized and unrealized foreign currency gains or losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide forward-looking GAAP net income at this time. The amount of these deductions and additions may be material, and, therefore, could result in forward-looking GAAP net income being materially different or less than forward-looking Adjusted Net Income and Adjusted EBITDA. See “Forward-looking statements” above.

We define Adjusted Gross Profit as gross profit as adjusted to exclude (i) certain items that we do not consider indicative of our ongoing operating performance following the separation, including the cost of sales from the Product Procurement Adjustment and (ii) the impact of a voluntary product recall. We define Adjusted Gross Margin as Adjusted Gross Profit divided by net sales. We believe that Adjusted Gross Profit and Adjusted Gross Margin are appropriate measures of our operating performance because each eliminates certain other adjustments that do not relate to the ongoing performance of our business.

The following table reconciles Adjusted Gross Profit and Adjusted Gross Margin to the most comparable GAAP measure, gross profit and gross margin, respectively, for the periods presented:

	Three Months Ended March 31,
($ in thousands, except %)	2026	2025
Net sales	$1,412,806	$1,222,638
Cost of sales	(717,838)	(619,412)
Gross profit	694,968	603,226
Gross margin	49.2%	49.3%
Product Procurement Adjustment(1)	—	6,541
Product recall(2)	579	3,603
Adjusted Gross Profit	$695,547	$613,370
Adjusted Gross Margin	49.2%	50.2%

(1)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SharkNinja (Hong Kong) Company Limited (“SNHK”), and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. In connection with the separation, we paid JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement, which ended on July 31, 2025.

(2)Adjusted for gross profit impact from a voluntary product recall that was recognized during the three months ended March 31, 2026 and 2025.

We define Adjusted Operating Expenses as operating expenses excluding (i) share-based compensation, (ii) certain litigation costs, (iii) amortization of certain acquired intangible assets, (iv) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, and (v) the impact of a voluntary product recall.

The following table reconciles Adjusted Operating Expenses to the most comparable GAAP measure, operating expenses, for the periods presented:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Operating expenses	$530,443	$458,280
Share-based compensation(1)	(30,309)	(11,550)
Litigation costs(2)	—	(827)
Amortization of acquired intangible assets(3)	(4,897)	(4,897)
Product recall(4)	(543)	(684)
Adjusted Operating Expenses	$494,694	$440,322

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Operating Expenses, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations. Of the amortization of acquired intangible assets, $0.9 million for the three months ended March 31, 2026 and 2025 was recorded to research and development expenses, and $4.0 million for the three months ended March 31, 2026 and 2025 was recorded to sales and marketing expenses.

(4)Adjusted for operating expenses impact from a voluntary product recall that was recognized during the three months ended March 31, 2026 and 2025.

We define Adjusted Operating Income as operating income excluding (i) share-based compensation, (ii) certain litigation costs, (iii) amortization of certain acquired intangible assets, (iv) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, and (v) the impact of a voluntary product recall.

The following table reconciles Adjusted Operating Income to the most comparable GAAP measure, operating income, for the periods presented:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Operating income	$164,525	$144,946
Share-based compensation(1)	30,309	11,550
Litigation costs(2)	—	827
Amortization of acquired intangible assets(3)	4,897	4,897
Product Procurement Adjustment(4)	—	6,541
Product recall(5)	1,122	4,287
Adjusted Operating Income	$200,853	$173,048

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Operating Income, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations. Of the amortization of acquired intangible assets, $0.9 million for the three months ended March 31, 2026 and 2025 was recorded to research and development expenses, and $4.0 million for the three months ended March 31, 2026 and 2025 was recorded to sales and marketing expenses.

(4)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SNHK, and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. In connection with the separation, we paid JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement, which ended on July 31, 2025.

(5)Adjusted for operating income impact from a voluntary product recall that was recognized during the three months ended March 31, 2026 and 2025.

We define Adjusted Net Income as net income excluding (i) share-based compensation, (ii) certain litigation costs, (iii) foreign currency gains and losses, net, (iv) amortization of certain acquired intangible assets, (v) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, (vi) the impact of a voluntary product recall, and (vii) the tax impact of the adjusted items.

Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the diluted weighted average number of ordinary shares.

The following table reconciles Adjusted Net Income and Adjusted Net Income Per Share to the most comparable GAAP measures, net income and net income per share, diluted, respectively, for the periods presented:

	Three Months Ended March 31,
($ in thousands, except share and per share amounts)	2026	2025
Net income	$121,462	$117,835
Share-based compensation(1)	30,309	11,550
Litigation costs(2)	—	827
Foreign currency losses (gains), net(3)	11,289	(12,951)
Amortization of acquired intangible assets(4)	4,897	4,897
Product Procurement Adjustment(5)	—	6,541
Product recall(6)	1,122	4,287
Tax impact of adjusting items(7)	(14,280)	(9,210)
Adjusted Net Income	$154,799	$123,776
Net income per share, diluted	$0.85	$0.83
Adjusted Net Income Per Share	$1.09	$0.87
Diluted weighted-average number of shares used in computing net income per share and Adjusted Net Income Per Share	142,358,711	142,183,430

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents foreign currency transaction gains and losses recognized from the remeasurement of transactions that were not denominated in the local functional currency, including gains and losses related to foreign currency derivatives not designated as hedging instruments.

(4)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Net Income, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations. Of the amortization of acquired intangible assets, $0.9 million for the three months ended March 31, 2026 and 2025 was recorded to research and development expenses, and $4.0 million for the three months ended March 31, 2026 and 2025 was recorded to sales and marketing expenses.

(5)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SNHK, and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. In connection with the separation, we paid JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement, which ended on July 31, 2025.

(6)Adjusted for net income impact from a voluntary product recall that was recognized during the three months ended March 31, 2026 and 2025.

(7)Represents the income tax effects of the adjustments included in the reconciliation of net income to Adjusted Net Income determined using the tax rate of 22% for the three months ended March 31, 2026 and 2025, which approximates our effective tax rate, excluding certain share-based compensation costs and separation and distribution-related costs that are not tax deductible.

We define EBITDA as net income excluding: (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding (i) share-based compensation cost, (ii) certain litigation costs, (iii) foreign currency gains and losses, net, (iv) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, and (v) the impact of a voluntary product recall. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures because they facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results according to GAAP, we believe provide a more complete understanding of the factors and trends affecting our business than GAAP measures alone.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most comparable GAAP measure, net income, for the periods presented:

	Three Months Ended March 31,
($ in thousands, except %)	2026	2025
Net income	$121,462	$117,835
Interest expense, net	6,607	12,629
Provision for income taxes	26,120	27,698
Depreciation and amortization	38,447	31,946
EBITDA	192,636	190,108
Share-based compensation(1)	30,309	11,550
Litigation costs(2)	—	827
Foreign currency losses (gains), net(3)	11,289	(12,951)
Product Procurement Adjustment(4)	—	6,541
Product recall(5)	1,122	4,287
Adjusted EBITDA	$235,356	$200,362
Net sales	$1,412,806	$1,222,638
Adjusted EBITDA Margin	16.7%	16.4%

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents foreign currency transaction gains and losses recognized from the remeasurement of transactions that were not denominated in the local functional currency, including gains and losses related to foreign currency derivatives not designated as hedging instruments.

(4)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SNHK, and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. In connection with the separation, we paid JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement, which ended on July 31, 2025.

(5)Adjusted for the Adjusted EBITDA impact from a voluntary product recall that was recognized during the three months ended March 31, 2026 and 2025.

We define Adjusted Effective Tax Rate as our effective tax rate adjusted to remove the tax impact of (i) share-based compensation and (ii) other non‑GAAP adjustments.

	Three Months Ended March 31,
	2026	2025
(in percentages)
Effective tax rate	17.7%	19.0%
Impact of share-based compensation(1)	3.6	4.0
Tax impact of other non‑GAAP adjustments(2)	(0.6)	—
Adjusted Effective Tax Rate	20.7%	23.0%

(1)Represents the income-tax effect of share-based compensation, including nondeductible amounts and discrete tax benefits.

(2)Represents the aggregate income-tax effects of the other non-GAAP adjustments on the effective tax rate.

We refer to growth rates in net sales on a constant currency basis so that results can be viewed without the impact of fluctuations in foreign currency exchange rates. These amounts are calculated by translating current year results at prior year average exchange rates. We believe elimination of the foreign currency translation impact provides useful information in understanding and evaluating trends in our operating results.